UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2006

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry into a Material Definitive Agreement

On March 14, 2006, Medicine Made Easy, a California corporation and wholly-owned subsidiary of Allion Healthcare, Inc. (“MME”), entered into a letter of intent with Whittier Goodrich Pharmacy, Inc., a California corporation based in Los Angeles (“Whittier”). The letter contemplates a potential acquisition by MME of the customer lists, books and records, files and goodwill and other tangible and intangible assets of Whittier for approximately $20 million. We believe this acquisition would enhance our presence in the Los Angeles market.

We are not obligated to enter into a purchase agreement or to complete any other transaction with Whittier. However, to secure the exclusive right to negotiate an agreement with Whittier, we have deposited $500,000 (the “Deposit”) into escrow pending completion of our due diligence investigation. If the transaction subsequently closes, the Deposit will be applied to the purchase price. If the parties do not consummate a transaction, the Deposit shall be refunded to MME under certain circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 16, 2006

Allion Healthcare, Inc.

By:	/S/ JAMES G. SPENCER
James G. Spencer Chief Financial Officer, Secretary and Treasurer